Exhibit 99.1

Plum Creek Timber Company, Inc. 999 Third Avenue, Suite 4300 Seattle, Washington 98104 206 467 3600

News Release

For immediate release April 27, 2009	For more information contact: Investors: John Hobbs 1-800-858-5347 Media: Robin Keegan 1-888-467-3751

Plum Creek Timber Company, Inc. Reports Results for First Quarter 2009

SEATTLE – Plum Creek Timber Company, Inc. (NYSE: PCL) today announced first quarter earnings of $157 million, or $0.95 per diluted share, on revenues of $470 million. Earnings for the first quarter of 2008 were $38 million, or $0.22 per diluted share, on revenues of $363 million.

Results for the first quarter of 2009 include the effect of a $7 million after-tax ($12 million pre-tax) impairment charge related to the company’s lumber manufacturing business, which reduced net income by $0.04 per diluted share, and approximately $2 million after tax ($3 million pre tax) of severance costs, reducing net income by $0.01per share. The quarter’s results benefited from the reversal of prior period tax expenses and a reduction in deferred tax liability. These changes resulted in a one-time tax benefit of approximately $8 million, or $0.05 per share.

Cash provided by operating activities for the first quarter totaled $284 million. The company ended the quarter with $355 million in cash and cash equivalents.

“Our first-quarter results came in much as we anticipated,” said Rick Holley, president and chief executive officer. “As a result of the cash we generated during the first quarter, we maintained excellent liquidity and further enhanced our financial strength, retiring $125 million in debt. Our strong financial position allows us to continue to execute our long-term strategies for value creation. We are making operational decisions that protect shareholder value. For example, we are deferring harvests of valuable sawlogs in weak markets and adjusting production to meet current demand in our manufacturing segment.”

Review of Operations

The Northern Resources segment reported operating profit of $2 million during the first quarter, significantly lower than the $14 million profit reported for the same period of 2008. The decline in profitability is primarily the result of harvest volume reductions implemented in response to poor sawlog market conditions. The sawlog harvest was reduced approximately 46 percent compared to the same period of 2008. Average sawlog prices were approximately 15 percent lower than the prices experienced during the first quarter of

-more-

Plum Creek Timber Company Reports Results

2008, as lumber customers continued to curtail production in the face of weak housing activity. As planned, the company reduced its Northern pulpwood harvest approximately 17 percent compared to the first quarter of 2008. Pulpwood prices were approximately 9 percent higher compared to the first quarter of 2008.

Operating profit in the Southern Resources segment was $20 million, compared to $37 million reported for the same period of 2008. The decline in operating profit was primarily driven by lower harvest volumes. The company reduced its first-quarter sawlog harvest approximately 517,000 tons, or 35 percent, from the same period of 2008. A portion of the harvest reduction resulted from the company’s fourth-quarter 2008 contribution of 454,000 acres of Southern timberlands to a venture with The Campbell Group. These lands accounted for 133,000 tons of the sawlog harvest in the first quarter of 2008. The balance of the Southern sawlog harvest decline was primarily due to harvest deferrals as sawlog prices were 15 percent lower than the prior-year period. By contrast, pulpwood prices over the past year increased an average of 6 percent. As planned, the company reduced its first-quarter pulpwood harvest by approximately 490,000 tons, or 25 percent, from the same period of 2008. The lands contributed to the timberland venture accounted for 150,000 tons of the pulpwood harvest in the first quarter of 2008.

The Real Estate segment reported revenue of $268 million and operating income of $170 million. During the quarter, the company completed the $250 million second phase of a three-phase sale of conservation lands in Montana. This sale accounted for 112,000 of the 113,000 acres of conservation lands sold during the quarter and contributed approximately $162 million to the segment’s operating income, or $0.98 per diluted share. The balance of the segment’s first-quarter performance resulted from the sale of approximately 3,800 acres of rural lands and approximately 1,500 acres of development-quality land. Small, non-strategic timberland sales captured values of more than $1,300 per acre while sales of recreation lands captured average values of more than $3,400 per acre. The development property sold during the quarter captured approximately $4,100 per acre. First quarter 2008 Real Estate segment revenue was $52 million and resulted in operating income of $33 million.

The Manufacturing segment reported a $22 million operating loss for the quarter, which included a $12 million pre-tax impairment charge of certain lumber manufacturing operations ($10 million of fixed assets and $2 million of supplies inventory) and $2 million of severance costs related to staff reductions in the segment. The segment reported a $9 million loss during the first quarter of 2008. Lumber sales volumes were approximately 50 percent lower than the first quarter of last year while prices were slightly higher. Plywood and MDF sales volumes declined 48 and 42 percent, respectively, while plywood prices were approximately 10 percent lower and MDF prices were similar to the same period of 2008.

Principal Repayment and Early Debt Retirement; Share Repurchase

During the quarter, the company continued to allocate capital to its most profitable uses, including retiring debt to further strengthen its balance sheet and repurchasing shares at attractive values relative to the company’s underlying timberland value.

-more-

Plum Creek Timber Company Reports Results

The company retired a total of $125 million in debt as follows:

•	Paid down $20 million on the line of credit;

•	Retired $49 million private-placement debt that matured during the quarter as scheduled;

•	Pre-paid $51 million of private debt at par;

•

Executed open-market purchases of its publicly traded bonds. Bonds with a face value of $5 million were redeemed for $4 million. The bonds carried a coupon of 5.875 percent and were scheduled to mature in 2015.

During the quarter, the company repurchased approximately 3.3 million shares of its common stock on the open market for $87 million at an average price of $26.60 per share. As of March 31, 2009, the company had 162.8 million shares of common stock outstanding and $50 million remaining in its current share repurchase authorization.

Outlook

Sawlog markets remain weak in many regions of the nation. In order to preserve the value of its most valuable timber assets, the company is reducing its 2009 harvest plans by approximately 500,000 tons and now expects to harvest between 15.5 and 16.5 million tons during the year.

In the Northern Resources segment, the company plans to reduce its sawlog harvest by 500,000 tons, particularly in the Pacific Northwest where prices declined sharply during the past quarter. In the Southern Resources segment, the company expects to alter its harvest mix, deferring approximately 500,000 tons of sawlogs and increasing its pulpwood harvest by a similar amount. These actions will allow approximately 1 million tons of the company’s sawlog assets in both the Northern and Southern segments to continue to grow and be harvested when prices are more attractive.

During the second quarter, Northern harvests are typically at their lowest level of the year as thawing spring weather restricts harvesting activities. Both sawlog and pulpwood harvests in the Northern Resources segment should be lower than the first quarter’s level and lower than those during the second quarter of 2008. The company expects to report a modest operating loss in this segment during the second quarter due to low seasonal harvest volumes and weak sawlog pricing.

The Southern harvest is expected to increase somewhat from the first quarter’s level as the company expects a modest seasonal improvement in demand.

Second quarter Real Estate segment sales are expected to be between $25 million and $35 million. As with years past, the company expects Real Estate segment sales to be seasonally higher during the second half of 2009 and it expects full-year segment sales to be between $430 million and $460 million.

Manufacturing results are expected to remain weak as the company manages production to match current demand. Given the severity of the downturn in lumber demand, the company is rationalizing and consolidating its lumber operations. During the second quarter, the company will permanently close one lumber mill.

-more-

Plum Creek Timber Company Reports Results

The company expects second quarter results to be approximately breakeven. For the year, the company expects income from continuing operations between $1.20 and $1.45 per share.

“During a severe economic downturn, the company’s hard assets and strong balance sheet combine to protect and preserve shareholder value. Despite the challenges in the market, we will maintain our disciplined capital allocation and focus on creating, capturing and delivering long-term shareholder value,” continued Holley.

Earnings Conference Call and Supplemental Information

Plum Creek will hold a conference call today, April 27, at 5 p.m. EDT (2 p.m. PDT). A live webcast of the conference call may be accessed through Plum Creek’s Internet site at www.plumcreek.com by clicking on the “Investors” link.

Investors without internet access should dial 1-800-572-9852 at least 10 minutes prior to the start, referencing Plum Creek’s earnings. Those wishing to access the call from outside the United States/Canada should dial 1-706-645-9676, also referencing Plum Creek’s earnings. Replay of the call will be available for 48 hours after completion of the live call and can be accessed at 1-800-642-1687 or 1-706-645-9291 (international calls), using the code 73938362.

Supplemental financial information for Plum Creek operations, including statistical data, is available in the “Investors” information section of Plum Creek’s Web site at www.plumcreek.com.

###

Plum Creek is the largest and most geographically diverse private landowner in the nation with approximately 7 million acres of timberlands in major timber producing regions of the United States and wood products manufacturing facilities in the Northwest.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seek,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates,” or the negative of those words or other comparable terminology. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the cyclical nature of the forest products industry, our ability to harvest our timber, our ability to execute our acquisition strategy, the market for and our ability to sell or exchange non-strategic timberlands and timberland properties that have higher and better uses, and various regulatory constraints. These and other risks, uncertainties and assumptions are detailed from time to time in our filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and the Securities Act of 1933, as amended. It is likely that if one or more of the risks materializes, or if one or more assumptions prove to be incorrect, the current expectations of Plum Creek and its management will not be realized. Forward-looking statements are not guarantees of performance, and speak only as of the date made, and neither Plum Creek nor its management undertakes any obligation to update or revise any forward-looking statements.

-more-

PLUM CREEK TIMBER COMPANY, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Quarter Ended
	March 31, 2009	March 31, 2008
	(In Millions, Except Per Share Amounts)
Revenues:
Timber	$139	$201
Real Estate	268	52
Manufacturing	58	105
Other	5	5

Total Revenues	470	363

Costs and Expenses:
Cost of Goods Sold:
Timber	108	139
Real Estate	95	16
Manufacturing	76	112
Other	—	—

Total Cost of Goods Sold	279	267
Selling, General and Administrative	32	30

Total Costs and Expenses	311	297

Other Operating Income (Expense), net	—	3

Operating Income	159	69

Equity Earnings from Timberland Venture	15	—

Interest Expense, net:
Interest Expense (Debt Obligations to Unrelated Parties)	24	36
Interest Expense (Note Payable to Timberland Venture)	14	—

Total Interest Expense, net	38	36

Gain on Extinguishment of Debt	1	—

Income before Income Taxes	137	33

Benefit for Income Taxes	(20)	(5)

Net Income	$157	$38

Per Share Amounts:

Net Income per Share - Basic	$0.95	$0.22
Net Income per Share - Diluted	$0.95	$0.22

Weighted Average Number of Shares Outstanding
- Basic	164.7	171.6
- Diluted	164.8	172.1

PLUM CREEK TIMBER COMPANY, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	March 31, 2009	December 31, 2008
	(In Millions, Except Per Share Amounts)
ASSETS
Current Assets:
Cash and Cash Equivalents	$355	$369
Accounts Receivable	29	22
Like-Kind Exchange Funds Held in Escrow	3	48
Taxes Receivable	24	23
Inventories	66	74
Deferred Tax Asset	13	11
Real Estate Development Properties	3	4
Assets Held for Sale	79	137
Other Current Assets	17	11

	589	699

Timber and Timberlands, net	3,609	3,638
Property, Plant and Equipment, net	163	177
Equity Investment in Timberland Venture	189	199
Deferred Tax Asset	11	—
Investment in Grantor Trusts (at Fair Value)	22	25
Other Assets	41	42

Total Assets	$4,624	$4,780

LIABILITIES
Current Liabilities:
Current Portion of Long-Term Debt	$110	$158
Accounts Payable	32	35
Interest Payable	35	30
Wages Payable	12	28
Taxes Payable	17	18
Deferred Revenue	11	17
Other Current Liabilities	16	21

	233	307

Long-Term Debt	1,736	1,793
Line of Credit	211	231
Note Payable to Timberland Venture	783	783
Deferred Tax Liability	—	4
Other Liabilities	87	90

Total Liabilities	3,050	3,208

Commitments and Contingencies

STOCKHOLDERS’ EQUITY

Preferred Stock, $0.01 par value, authorized shares - 75.0, outstanding - none	—	—
Common Stock, $0.01 par value, authorized shares - 300.6, outstanding (net of Treasury Stock) - 162.8 at March 31, 2009, and 166.0 at December 31, 2008	2	2
Additional Paid-In Capital	2,228	2,225
Retained Earnings	237	149
Treasury Stock, at cost, Common Shares - 24.8 at March 31, 2009, and 21.5 at December 31, 2008	(860)	(773)
Accumulated Other Comprehensive Income (Loss)	(33)	(31)

Total Stockholders’ Equity	1,574	1,572

Total Liabilities and Stockholders’ Equity	$4,624	$4,780

PLUM CREEK TIMBER COMPANY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Quarter Ended
	March 31, 2009	March 31, 2008
	(In Millions)
Cash Flows From Operating Activities:
Net Income	$157	$38
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation, Depletion and Amortization (includes $10 Lumber Impairment Loss in 2009)	33	33
Basis of Real Estate Sold	89	10
Equity Earnings from Timberland Venture	(15)	—
Distribution from Timberland Venture	25	—
Expenditures for Real Estate Development	—	(3)
Deferred Income Taxes	(17)	(2)
Gain on Extinguishment of Debt	(1)	—
Working Capital Changes Impacting Cash Flow:
Like-Kind Exchange Funds	45	(31)
Other Working Capital Changes	(31)	(39)
Other	(1)	(7)

Net Cash Provided By (Used In) Operating Activities	284	(1)

Cash Flows From Investing Activities:
Capital Expenditures (Excluding Timberland Acquisitions)	(17)	(13)
Timberlands Acquired	—	(1)

Net Cash Used In Investing Activities	(17)	(14)

Cash Flows From Financing Activities:
Dividends	(69)	(72)
Borrowings on Line of Credit	225	477
Repayments on Line of Credit	(245)	(664)
Proceeds from Issuance of Long-Term Debt	—	250
Principal Payments and Retirement of Long-Term Debt	(105)	(47)
Acquisition of Treasury Stock	(87)	(51)

Net Cash Used In Financing Activities	(281)	(107)

Increase (Decrease) In Cash and Cash Equivalents	(14)	(122)
Cash and Cash Equivalents:
Beginning of Period	369	240

End of Period	$355	$118